UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2015

AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37468	26-0359894
(Commission File Number)	(IRS Employer Identification Number)

50 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices)

Registrant’s telephone number, including area code: (805) 364-6093

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Amendment to Lease
On October 5, 2015, AppFolio, Inc. (the “Company”) entered into a First Amendment to Lease (the “Lease Amendment”) with Nassau Land Company, L.P., which amends the terms of that certain Multi-Tenant Industrial Lease originally entered into by and between the parties on February 17, 2015 (as amended, the “Lease”), pursuant to which the Company leases office space in the building located at 90 Castilian Drive in Santa Barbara, California.
Pursuant to the Lease Amendment, the Company has exercised a portion of its expansion right under the Lease and, in doing so, has agreed to lease an additional 7,855 square feet of office space within the same building, which is separate from but adjacent to its corporate headquarters in Santa Barbara, California. As a result, the Lease now covers an aggregate of approximately 26,490 square feet of office space. The aggregate annual payments under the Lease will now be approximately $461,000, and are subject to annual increases over the term of the Lease as described therein. The Lease Amendment does not change any other material provisions of the Lease, including the term of the Lease, which expires in November 2020.
The Lease Amendment does not impact the terms of that certain Multi-Tenant Industrial Lease entered into by the parties on April 1, 2011, which covers the lease of the Company’s corporate headquarters located at 50 Castilian Drive in Santa Barbara, California
The foregoing summary of the Lease Amendment is qualified in its entirety by reference to the full text of the Lease Amendment, which will be filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2015.
Amendment to Credit Agreement
On October 9, 2015, the Company entered into Amendment Number One to Credit Agreement (the “Credit Amendment”), which amended the terms of that certain Credit Agreement, dated March 16, 2015, entered into by and among the Company, Wells Fargo Bank, N.A. (“Wells Fargo”), as administrative agent, and the lenders that are parties thereto (as amended, the “Credit Agreement”).
Under the terms of the Credit Agreement, the lenders have made available to the Company a $25.0 million revolving line of credit (the “Revolving Facility”). Subject to customary terms and conditions, the Company can seek to increase the principal amount of indebtedness available under the Credit Agreement by up to $10.0 million, in the form of revolving commitments or term loan debt, although the lenders are under no obligation to make additional amounts available to the Company. Borrowings under the Revolving Facility are subject to the satisfaction of customary conditions. Loan proceeds can be used for any lawful and permitted purpose.
We previously repaid in full the $10.0 million term loan that was outstanding under the Credit Agreement. There are no amounts currently drawn on the Revolving Facility.
Borrowings under the Revolving Facility bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the London Interbank Offered Rate (“LIBOR”) for a one-month interest period plus 1% and (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its prime rate, in each case plus an applicable margin of 1.5%, or (ii) LIBOR for the applicable interest period plus an applicable margin of 2.5%. Interest is due and payable monthly. The Company is also required to pay a commitment fee equal to 0.25% per annum of the unused portion of the Revolving Facility if revolver usage is above $10.0 million, or 0.375% per annum of the unused portion of the Revolving Facility if revolver usage is less than or equal to $10.0 million.
The Revolving Facility matures on October 9, 2020. However, the Company can make payments on, and cancel in full, the Revolving Facility at any time without premium or penalty.
The Credit Agreement contains customary affirmative, negative and financial covenants. The affirmative covenants require the Company to, among other things, disclose financial and other information to the lenders, maintain its business and properties, and maintain adequate insurance. The negative covenants restrict the Company from, among other things, incurring additional indebtedness, prepaying certain types of indebtedness, encumbering or disposing of its assets, making fundamental changes to its corporate structure, and making certain dividends and distributions. The financial covenants require the

Company to maintain liquidity of not less than $12.5 million and, to the extent liquidity is determined to be below $25.0 million, to comply with a maximum senior leverage ratio.
The foregoing summary of the Credit Amendment is qualified in its entirety by reference to the full text of the Credit Amendment, which will be filed with the Commission as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2015.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under the heading “Amendment to Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AppFolio, Inc.

Date: October 14, 2015	By:	/s/ Ida Kane
Name: Ida Kane
Title: Chief Financial Officer